THIS PURCHASE AND SALE AGREEMENT is made and dated as of the 11 day of July 2000
BETWEEN:

3W CYBER LOGISTICS, INC., a company incorporated pursuant to the laws of State of Nevada, having an office at suite 2102-989 Nelson St., Vancouver, BC

(the  "Purchaser")

AND:

FARRINGTON INTERNATIONAL INC, a company incorporated pursuant to the laws of the Territory of the British Virgin Islands having an office at Room 1001, Peninsula Square, 18 Sung On Street, Hunghom, Hong Kong

(the  "Vendor")

WITNESSES  THAT  WHEREAS:

A. The Vendor is the legal and beneficial owner "the assets" detailed in "Exhibit A"

B. The Purchaser has agreed to acquire from the Vendor, and the Vendor has agreed to transfer to the Purchaser, title to the "the assets" in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the recitals, the following agreements and the payment of $1.00 made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.     PURCHASE  AND  SALE

1.1 On the Closing Date (as defined in section 7.1 of this Agreement), subject to the terms and conditions hereof, the Purchaser will purchase from the Vendors and the Vendor will assign, sell and transfer to the Purchaser "the assets" for and in consideration of the aggregate sum of $150,000 (the "Purchase Price").

1.2 The Purchaser will satisfy the Purchase Price by issuing to the Vendor, 6,000,000 common shares of the Purchaser (the "Purchaser's Shares").

2.     VENDORS'  REPRESENTATIONS  AND  WARRANTIES

2.1 In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to the Purchaser, and acknowledge that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby, that:

(a) the Vendors is the legal and beneficial owners of the "the assets" and has the right to transfer legal and beneficial title and ownership of the "the assets" to the Purchaser, free of all liens, claims, charges, restrictions on transfer, escrow conditions and encumbrances whatsoever;

(b) the Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set out and all necessary action has been taken by or on the part of the Vendors to authorize the execution, delivery and performance of this Agreement and all other documents contemplated hereby;

(c) this Agreement constitutes a valid and legally binding contract, enforceable against the Vendor in accordance with its terms, subject to equitable remedies and the rights of creditors generally; and

(d) no person, firm or corporation has any right, agreement or option, whether oral or in writing, or a right capable of becoming a right, agreement or option:

(i)     for  the  purchase  of  the  "the  assets"  held  by  the  Vendor,

2.2 The representations and warranties of the Vendor contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby will be true at and as of the Time of Closing as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or inquiries made by the Purchaser prior to the Closing or the waiver of any condition by the Purchaser, the representations and warranties of the Vendor will survive the Closing Date.

3.     VENDOR'  ACKNOWLEDGEMENTS

3.1 In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor acknowledges, knowing that the Purchaser is relying on such acknowledgements in entering into this Agreement and completing the transactions contemplated hereby, that:

(a) the Vendor is resident in the Jurisdiction set out under its respective name.

(b) the Purchaser's Shares are subject to restrictions on resale in the applicable jurisdictions and that the Purchaser's Shares may not be resold until the applicable hold period has elapsed, except in compliance with all applicable securities laws; and

(c) it has received such independent advice from its' legal, accounting and tax advisors as it has determined necessary in the circumstances, or, by execution of this Agreement, has waived its' rights in respect thereof

4.     PURCHASER'S  REPRESENTATIONS  AND  WARRANTIES

4.1 In order to induce the Vendor to enter into and consummate this Agreement, the Purchaser represents and warrants to the Vendor, and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby, that:

(a) the Purchaser is duly incorporated pursuant to the laws of Nevada and is in good standing with respect to the filing of annual reports thereunder;

(b) the authorized capital of the Purchaser consists of 100,000,000 common shares with par value of US$0.001 of which 2,000,000 common shares are issued and outstanding as fully paid and non-assessable;

(c) the Purchaser will issue the Purchaser's Shares against payment for same pursuant to section 1.2 of this Agreement, free of all liens, claims, charges, restrictions on transfer, voting agreements, voting trusts, escrow conditions and encumbrances whatsoever, other than statutory hold periods or other restrictions imposed by applicable securities legislation or securities regulatory bodies;

(d) the Purchaser has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set out and all necessary corporate action has been taken by or on the part of the Purchaser to authorize the execution and delivery of this Agreement and all other documents contemplated hereby;

(e) this Agreement constitutes a valid and legally binding contract, enforceable against the Purchaser in accordance with its terms, subject to equitable remedies and the rights of creditors generally;

(f) other than the Purchaser's Shares, no person, firm or corporation has any right, agreement or option, whether oral or in writing, or a right capable of becoming a right, agreement or option:

(i)     for  the  purchase  of  the  Purchaser's  Shares,

(ii) for the purchase, subscription or issuance of any of the unissued shares in the capital of the Purchaser, or

(iii) to require the Purchaser to purchase, redeem or otherwise acquire the Purchaser's Shares;

(g) the audited financial statements (the "Purchaser's Financial Statements) of the Purchaser as at July 31,2000 which are attached hereto as Schedule "C", are true and correct in every material respect and present fairly the assets, liabilities and the financial position of the Purchaser as at July 31, 2000 and the sales, earnings and the results of its operations for the periods then ended in accordance with United States generally accepted accounting principles, on a basis consistently applied;

(h)     except  as  set  out in the Purchaser's Financial Statements, since July
31,2000

(i) there has not been any material adverse change in the financial position or condition of the Purchaser or any damage, loss or other change in circumstances material ally affecting the business or property of the Purchaser or its right or capacity to carry on business,

(ii) the Purchaser has not waived or surrendered any right of material value,

(iii) the Purchaser has not discharged or satisfied or paid any material lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(iv) the business of the Purchaser has been carried on in the ordinary course;

(i) there are no material liabilities, contingent or otherwise, of the Purchaser of which the Purchaser has knowledge, not disclosed in the financial statements of Purchaser's Financial Statements, except those nonmaterial liabilities incurred in the ordinary course of business of the Purchaser since July 31,2000, and the Purchaser has not guaranteed, or agreed to guarantee, any material debt, liability or other obligation of any person, firm or corporation;

(j) all material transactions of the Purchaser have been properly recorded in the books and records of the Purchaser, and the minute books of the Purchaser contain records of all material contracts and meetings and proceedings of shareholders and directors thereof;

(k) no dividends or other distribution on any shares in the capital of the Purchaser has been made, declared or authorized since its incorporation nor will any be declared, paid or authorized after the date hereof and up to the Closing Date;

(1) no payments of any kind have been made or authorized by or on behalf of the Purchaser to or on behalf of officers, directors, shareholders or employees of the Purchaser or under any management agreements with the Purchaser, other than in the ordinary course of business;

(m) there are no material actions, suits, judgements, investigations or proceedings outstanding or pending or, to the best of the Purchaser's knowledge, threatened against or affecting the Purchaser at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency, court or tribunal;

(n) no shareholders, directors, officers, employees or consultants of the Purchaser are now indebted or under obligation to the Purchaser on any account whatsoever;

(o) the Purchaser is not indebted to any of its shareholders, directors, officers, employees or consultants, other than in the ordinary course of business;

(p) the performance of this Agreement will not be in violation of the Articles or Bylaws of the Purchaser or of any agreement to which the Purchaser is a party and will not give any person any right to terminate or cancel any agreement or any right enjoyed by the Purchaser and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of the Purchaser;

(q) the Purchaser has not retained, employed or introduced any broker, finder or other person who would be entitled to a brokerage commission or finder's fee arising out of the transactions contemplated hereby;

(r) there are no liabilities of the Purchaser of any kind whatsoever, contingent or otherwise, existing on the date hereof in respect of which the Purchaser may be liable on or after the completion of the transactions contemplated hereby other than liabilities disclosed or referred to in this Agreement;

(s) the Purchaser is not subject to any cease trade or any other similar order of any securities regulatory authority, and, to the knowledge of the Purchaser, no investigation or other similar proceeding is currently in progress or pending before any other securities regulatory authority or stock exchange;

(t) the Purchaser is current in the filing of all public disclosure documents required to be filed by the Purchaser under applicable securities and other legislation and all such filings are complete and correct and do not contain any misrepresentations and the Purchaser is not in default of any material requirement of the securities legislation of any province in which it is a reporting issuer;

(u) the Purchaser has made adequate provision for all tax payable for the current period for which returns or records are not yet required to be filed, and the Purchaser has not made any agreements or other arrangements providing for, or received any waivers allowing, an extension of time within which any tax return or record must be filed or any tax, tax deficiency or other charge to any government agency must be paid;

(v) there are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now pending or, to the best of the Purchaser's knowledge, threatened against the Purchaser in respect of taxes or governmental charges asserted by any Governmental Authority, nor has the Purchaser been notified that any tax returns previously filed will be subject to reassessment.

4.2 The representations and warranties of the Purchaser contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby will be true at and as of the Time of Closing as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or inquiries made by the Purchaser prior to the Closing or the waiver of any condition by the Purchaser, the representations and warranties of the Purchaser will survive the Closing Date and, notwithstanding the Closing, will continue in full force and effect.

5.     CONDITIONS  PRECEDENT

5.1 All obligations of the Vendor and the Purchaser under this Agreement are subject to:

(a) the receipt of all necessary consents, approvals, orders and authorizations from any regulatory or Governmental Authority or quotation system having jurisdiction over the transactions contemplated hereby; and

(b) there being no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or investigation against, the Vendors, the Purchaser or the Company by any regulatory or Governmental Authority or stock exchange for the purpose of enjoining or preventing the consummation of the transactions contemplated hereby or otherwise claiming that this Agreement or the consummation of this Agreement is improper or would give rise to proceedings under any statute or rule of law, which would have a material adverse impact on the business of the Company or the Purchaser, as the case may be.

5.2 All obligations of the Vendor under this Agreement are further subject to the fulfilment, at or before the Time of Closing, of each of the following conditions:

(a) the Vendor carrying out a due diligence review of the business of the Purchaser to their satisfaction;

(b) the representations and warranties of the Purchaser being true and correct in all material respects as of the Closing Date;

(c) the Purchaser having complied in all material respects with all covenants to be performed by it hereunder;

(d)     the  Purchaser  not  carrying  on  any  material  business;

(e)      the  Purchaser  delivering  to  the  Vendors  at  the  Time of Closing:

(i) a certified copy of the resolution of the directors of the Purchaser approving this Agreement and the transactions contemplated hereby;

(ii) executed treasury orders issuing the Purchaser's Shares in the names of the Vendors in accordance with section 1.2 of this Agreement-,

(iii) a certificate of an officer of the Purchaser certifying, as of the Date of Closing, that:

(A) the representations and warranties of the Purchaser set out in this Agreement were true and correct as of the date of this Agreement and are true and correct In all material respects as of the Date of Closing as if made by the Purchaser on the Closing Date,

(B) the Purchaser has complied in all material respects with all covenants to be performed by it hereunder.

5.3 The conditions set out in section 5.2 of this Agreement are for the exclusive benefit of the Vendor and the Vendor may waive the conditions in whole or in part by delivering to the Purchaser at or before the Time of Closing a written waiver to that effect stated to be made pursuant to this subsection and executed by each of the Vendors.

5.4 All obligations of the Purchaser under this Agreement are further subject to the fulfilment, at or before the Time of Closing, of each of the following conditions:

(a) the Purchaser carrying out a due diligence review of the business of the Vendor to its satisfaction;

(b) the representations and warranties of the Vendor being true and correct in all material respects as of the Closing Date;

(c) the Vendors having complied in all material respects with all covenants to be performed by them hereunder;

(d)     the  Vendor  delivering  to  the  Purchaser  at  the  Time  of  Closing:

(i) a certified copy of the resolution of the directors of the Company consenting to the sale of the "assets" from the Vendor to the Purchaser

(ii) certificates representing the Purchasers Company's Shares registered in the names of the Vendor

(iii) a certificate of the Vendor certifying, as of the Date of Closing, that:

(A) the representations and warranties of the Vendor set out in this Agreement were true and correct as of the date of this Agreement and are true and correct in all material respects as of the Date of Closing as if made by the Company or the Vendor, as the case may be, on the Closing Date,

(B) the Vendor have complied in all material respects with all covenants to be performed by them hereunder;

5.5 The conditions set out in section 6.4 of this Agreement are for the exclusive benefit of the Purchaser and the Purchaser may waive the conditions in whole or in part by delivering to the Vendor, at or before the Time of Closing, a written waiver to that effect stated to be made pursuant to this subsection and executed by the Purchaser.

6.     COVENANTS  OF  THE  PURCHASER  AND  THE  VENDOR

6.1 The Purchaser covenants with the Vendor that up to and including the Closing or the termination of this Agreement:

(a) it will provide the Company and the Vendor with full and complete access to its books, records, financial statements, and other documents, articles of incorporation, by-laws, minutes of its board of directors and its committees, investment agreements, material contracts, as well as such other documents and materials as the Company and the Vendor or their legal counsel may deem reasonable and necessary to conduct an adequate due diligence investigation of the Purchaser, its operations and financial condition prior to the Closing;

(b) it will use all reasonable efforts to obtain all consents, approvals or waivers that may be necessary or desirable in connection with the transactions contemplated hereby, and execute and deliver all such further documents and assurances and take such steps or measures as may be reasonably appropriate to enable it to be able to satisfy its obligations hereunder and put itself in a position where the transactions contemplated hereby can be closed; and

6.2 The Vendor covenants with the Purchaser that up to and including the Closing or the termination of this Agreement:

(a) it will provide the Purchaser with full and complete access to the Company's books, records, financial statements, and other document, memorandum, articles, minutes of its board of directors and its committees, investment agreements, material contracts, as well as such other documents and materials as the Purchaser or its legal counsel may deem reasonable and necessary to conduct an adequate due diligence investigation of the Company, its operations and financial condition prior to the Closing;

(b) it will use all reasonable efforts to obtain all consents, approvals or waivers that may be necessary or desirable in connection with the transactions contemplated hereby, and execute and deliver all such further documents and assurances and take such steps or measures as may be reasonably appropriate to enable them to be able to satisfy their obligations hereunder and put themselves in a position where the transactions contemplated hereby can be closed, and

7.     CLOSING

7.1 The purchase and sale of "the assets", the issuance of the Purchaser's Shares and the other transactions contemplated by this Agreement will be closed at the offices of 3W Cyber Logistics, Inc, at 10:00 a.m. on the third business day following the satisfaction or waiver, as applicable, of the conditions precedent set out in section 5 of this Agreement, or on such other date or at such other place as may be agreed upon In writing by the Vendor and the President of the Purchaser, which date is referred to herein as the "Date of Closing" and "Closing Date" and which time is referred to herein as the "Closing" and "Time of Closing".

8.     PROPRIETARY  INFORMATION

8.1 Each of the parties hereto covenants with the others that prior to the Closing Time and, if the transactions contemplated hereby are not completed, at all times after the Closing Time, it will keep confidential all information obtained by it relating to the others except such information which is generally available to the public, other than as a result of a disclosure by that party, or is made available to that party on a non-confidential basis from a source other than the other parties to this Agreement or their representatives (the "Confidential Information"). The parties further agree that the Confidential Information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transactions contemplated hereby.

8.2 Notwithstanding the foregoing provisions of this section, the obligation to maintain the confidentiality of the Confidential Information will not apply to the extent that disclosure of such information is required under applicable securities legislation and regulations, stock exchange by-laws or rules, or judicial order, provided, however, that to the extent reasonably practicable, the party disclosing the Confidential Information consults with the others respecting such disclosure.

8.3 If the transactions contemplated hereby are not consummated for any reason, each of the parties hereto will return forthwith, without retaining any copies thereof, all information and documents obtained from the others.

9.     INDEMNIFICATION

9.1 Each party hereby indemnifies and holds harmless the other party and their respective assignees and sub-licensees, if any, and their respective shareholders, directors, officers and agents against any and all damages resulting from any misrepresentations, breach of warranty or non-fulfillment of any covenant on the part of the party under this Agreement or any other instrument or agreement provided or to be provided to the party under this Agreement or any claims that relate to the Company's Shares, the Purchaser's Shares or the Technology and any and all, actions, suits, proceedings, damages, assessments, judgments, costs, and legal and other expenses incidental to any of the foregoing, except as otherwise expressly set out in this Agreement.

10.     GENERAL

10.1 Unless otherwise specified, all monetary amounts set out in this Agreement are in reference to lawful currency of United States.
10.2     Time  is  of  the  essence  of  this  Agreement.

10.3 Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants and financial advisors.

10.4 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof. There are no pre-contractual representations and warranties except as set out in this Agreement and any certificates or documents delivered pursuant to the provisions hereof.

10.5 This Agreement will be governed by, construed and enforced in accordance with the laws of Nevada and the parties submit and attorn to the non-exclusive jurisdiction of the courts of Nevada.

10.6 This Agreement and each of its terms and provisions will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

10.7 If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any Jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fall in its essential purpose.

10.8 This Agreement is not transferable or assignable without the prior written consent of the other parties.

10.9     Any  notice  under  this  Agreement  must  be

(a)     in  writing,

(b)     delivered,  telecopied  or  mailed  by  prepaid  post,  and

(c) addressed to the party to which notice is to be given at the address for such party indicated herein or at another address designated by such party in writing.

Notice which is delivered or telecopied will be deemed to have been given at the time of transmission or delivery. If notice is by mail it will be deemed to have been given five business days following the date of mailing. If there is an interruption in normal mail service at or prior to the time a notice is mailed, the notice must be delivered or telecopied.

10.10 The parties will do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party to this Agreement will execute and deliver such further documents or instruments required by the other party as may be reasonably necessary or desirable for the purposes of giving effect to or perfecting the transactions contemplated hereby and obtaining any required regulatory approvals, whether before or after the Closing.

10.11 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such facsimile or counterpart so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHEREOF the parties have hereunto duly executed this Agreement as of the day and year first above written.

3W  CYBER  LOGISTICS,  INC.

Per:     /s/  signed
         Authorized  Signatory

FARRINGTON  INTERNATIONAL  INC.

Per:     /s/  signed
         Authorized  Signatory

                                   EXHIBIT "A"

Data  Center  Hardware:
Web-logic  application  server:
Sun  Micro  UNIX  Box  Ultra  10                                          $11000

Application  server:
Campag  Dual  Processor  PIII500  1024mb  RAM                              $7000

Database  server:
IBM  Netsever  Dual  Processor  PIII550  1024mb  RAM                       $7000

DNS  server:
PII450  512mb  RAM  SCSI                                                   $3200

Primary  Domain  Controller  server:
PII450  512mb  RAM  SCSI                                                   $3200

Backup  DC  server:
PII350  512mb  RAM  EIDE                                                   $3000

Hot  swappable  Drivebays  with  RAID  controller                          $1800

LAN  networking  with  DSL  modem  capability                              $1000
Power  redundant                                                            $500

Notebooks:
Sony  VAIO  XG                                                             $4200
IBM  Thinkpad  600                                                         $3500
Dell  inspirion  5000                                                      $3300

Total                                                                     $48700

Module  detail:

Administration  tools:
 1.     User  setup  (global/local)
 2.     Office  setup  (global/local)
 3.     Customer  profile  (global/local)
 4.     employee  lookup
 5.     office  directory
 6.     IT  forum

Freightage  database:
 1.     IATA  code
 2.     Air  Export

 3.     Air  booking
 4.     Consolidation  planning
 5.     Air  Housebill
 6.     Air  Master  bill
 7.     Air  Import
 8.     Air  import  (core)
 9.     Air  Delivery
 10.    Air  Freight  List  (for  all  export,  import  and  notified shipment)
 11.    Invoicing  for  both  import  and  export  processing.

               Shareholders List for Farrington Internaitonal Inc.

Name                          Address                                     Shares

Shio  Chau  Dunn     RM  1001  Peninsula  Square                              50
                     18  Sung  On  Street
                     Hunghom,  Hong  Kong

Li  Ying  Yan        House  2,  Golden  Cove  Lookout  II                     20
                     23  Silver  Cape  Road
                     Clearwater  Bay,  Hong  Kong

Wai  Yip  Chu        2309  London  Drive                                      15
                     Plano,  TX  75025,  U.S.A.

Gim  Choon  Teoh     805  Linda  Vista  #205C                                 15
                     Arlington,  TX  76013,  U.S.A.

                          FARRINGTON INTERNATIONAL INC.
                        BALANCE SHEET AS OF JUNE 30, 2000
ASSETS

                    CASH IN BANK                                             NIL
CURRENT  ASSETS     LOAN  RECEIVABLE  -  DIRECTORS                     50,000.00
                    FIXED ASSETS     OFFICE EQUIPMENT - HARDWARE       17,995.82
                    TOTAL ASSETS                                       67,995.82
LIABILITIES  &  SHAREHOLDERS  EQUITY

CURRENT  LIABILITIES    ACCOUNT PAYABLE - TRADE                        15,638,70
                        LOAN  PAYABLE  -  DIRECTORS                    59,083.00
                                                          TOTAL        74,721.70

SHAREHOLDER EQUITY      COMMON STOCK                                   50,000.00
                        CURRENT EARNINGS                            ( 56,725.88)
                                                          TOTAL     (  6,725.88)

TOTAL LIABILITIES & SHAREHOLDERS EQUITY                                67,995.82

                          FARRINGTON INTERNATIONAL INC.
                      INCOME STATEMENT AS OF JUNE 30, 2000

INCOME:                                                                      NIL


EXPENSES:

REGISTRATION  FEE                                                       2,570.00
ANNUAL  LICENCE  FEE                                                    2,530.00
SOFTWARE  DEVELOPMENT  FEE                                             25,000.00
OFFICE  SALARY                                                         19,583.00
DOMAIN  SERVICE  FEE                                                      221.55
MONTHLY  DSL  LINE                                                      1,124.57
LEGAL  FEE                                                                550.00
ACCOUNTING  FEE                                                         1,000.00
TELEPHONE  &  FAX                                                       2,500.00
TRAVEL                                                                  1,646.76

TOTAL                                                             USD  56,725.88

NET  PROFIT/LOSS                                                (USD  56,725.88)